Exhibit 99

FOR MORE INFORMATION FOR IMMEDIATE RELEASE

Cindy Newman
The Dow Chemical Company
989-636-2876

Dow Adjusts Third Quarter Earnings Outlook

(MIDLAND, Mich., October 2, 2002) – The Dow Chemical Company announced today that it expects earnings per share for the third quarter of 2002 will be about the same as underlying earnings of $0.16 per share in the third quarter of 2001. The revised outlook stems primarily from higher feedstock costs, particularly in Europe.

Dow will report third quarter results on October 24, 2002, and will host a live webcast of its conference call with securities analysts at 10 a.m. (EDT) that day on www.dow.com.

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $28 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

The forward-looking statements contained in this document involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as more fully discussed elsewhere and in filings with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.